CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated December 11, 2017 and effective as of January 1, 2018 (January 1, 2018 being the “Effective Date”) by and between AXIS Specialty U.S Services, Inc., a Delaware corporation (the “Company”), a wholly-owned, indirect subsidiary of AXIS Capital Holdings Limited (“Parent”) and Joseph C. Henry (the “Consultant”), an individual.

WHEREAS, the Consultant is currently employed by the Company as the Chief Financial Officer of the Parent; and

WHEREAS, the Consultant has notified the Company of his intent to resign from the Company on the Separation Date (as defined in the Notice of Voluntary Resignation and Agreement Regarding Separation between the Company and the Consultant, dated December 11, 2017 (the “Separation Agreement”)); and

WHEREAS, the Company desires to retain the services of the Consultant for one year following the Separation Date, and the Consultant desires to be retained by the Company, subject to and in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the conditions and covenants set forth herein, the parties hereto hereby agree as follows:

1.
Agreement. The Company hereby retains the Consultant as a consultant to the Company and Parent on and subject to the terms and conditions set forth herein, and the Consultant hereby accepts such consultancy, on and subject to such terms and conditions.

2.
Consulting Services. During the Consulting Term (as defined below), the Consultant shall serve as a Senior Advisor to the Chief Executive Officer of Parent (the “Chief Executive Officer”) and shall provide such consulting services to the Company commensurate with his status and experience as the former Chief Financial Officer of the Parent with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer, including the services set forth in the attached Appendix A. The Consultant shall not, by virtue of the consulting services provided hereunder, be considered an officer or executive of the Company or its affiliates, and he shall have no power or authority to contract in the name of or bind the Company or its affiliates.

3.	Consulting Fee. In consideration of the Consultant’s provision of consulting services during the Consulting Term (as defined below), the Company will provide the Consultant the following fee:
One Million Two Hundred Thousand Dollars ($1,200,000), less tax and payroll withholding required by law, payable in a lump sum as soon as practicable following the Effective Date, but no later than the forty-fifth (45th) day following the Effective Date.

4.
Consulting Term. The period during which the Consultant will be retained by the Company to provide the consulting services hereunder will commence on January 1, 2018 and shall terminate on December 31, 2018, unless earlier terminated by the Company (the “Consulting Term”).

5.
Reimbursement of Expenses. The Company shall reimburse the Consultant for all pre-approved reasonable expenses incurred by him in the course of performing his services under this Agreement (which expenses are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses), subject to the Company’s requirements with respect to reporting and documentation of expenses.

6.
Office Space. Upon prior request and as required, the Company shall provide Consultant with reasonable office accommodations, access to a computer workstation, administrative support and office supplies.

7.
Confidential Information. The Consultant covenants that he shall not, without the prior written consent of the Company, use for his own benefit or the benefit of any other person or entity other than the Company and its affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is necessary to the performance by the Consultant of his duties as a consultant to the Company, any confidential, proprietary, secret, or privileged information about the Company or its affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its affiliates (the “Confidential Information”). The Consultant shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by the Consultant during his employment or consultancy, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Consultant) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Consultant shall be without limitation as to time and geographic application. The Consultant acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Company’s General Counsel.

8.
Return of Company Property. The Consultant agrees that, upon the expiration or termination of the Consulting Term, he will immediately return to the Company all materials containing or reflecting the Confidential Information and all copies, reproductions and summaries thereof, in his possession or under his control and shall erase all Confidential Information from all media in his possession or under his control, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company or its affiliates, as the case may be.

9.
Indemnification. The Company shall indemnify the Consultant against expenses incurred and damages paid or payable by him with respect to claims based on actions or failures to act by the Consultant in his capacity as a consultant under this Agreement, but not including expenses incurred or damages paid or payable by the Consultant arising out of his negligence or willful misconduct.

10.
Insurance Coverage. Company will add Consultant as a named insured to all applicable insurance policies to ensure coverage for Consultant during the Consulting Term consistent with the services to be provided.

11.	General Provisions.

(a)
This Agreement constitutes the entire understanding of the Company and the Consultant with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with respect thereto, except for the Separation Agreement and General Release and Waiver, which agreements are incorporated herein by this reference. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Consultant to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(b)
This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws provisions. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Consulting Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

(c)
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

(d)
Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
AXIS Specialty U.S. Services, Inc.
11680 Great Oaks Way
Suite 500
Alpharetta, GA 30022
Attention: General Counsel

If to Consultant:

To the last address delivered to
The Company by the Consultant in
the manner set forth herein.

(e)
To the extent the Consultant is eligible to participate in any employee benefit plan, executive compensation plan or similar arrangement sponsored by the Company or Parent pursuant to its terms, to the extent permitted by law Consultant hereby waives the right to participate in any such plan or arrangement and Consultant shall receive no additional compensation in connection with such waiver.

(f)
The Company’s and Parent’s rights and obligations under this Separation Agreement will inure to the benefit of, and be binding on, a successor of the Company and/or Parent. No rights or obligations of the Consultant under this Agreement may be assigned or transferred by him. This Agreement may be assigned or transferred by the Company.

[signatures appear on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Consultant has hereunto set his hand as of the day and year first above written.

Consultant

By: /s/ Joseph C. Henry
Name: Joseph C. Henry

AXIS Specialty U.S. Services, Inc.

By: /s/ Noreen McMullan
Name: Noreen McMullan
Title: Executive Vice President

Appendix A
Scope of Services:
It is expected, that in the course of Consultant’s Consulting Term, he will:

•	Serve as a Senior Advisor to the Chief Executive Officer

•	Assist and provide guidance and support to the Chief Financial Officer, as requested by the Chief Financial Officer